Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for First Quarter 2014

DALLAS — (BUSINESS WIRE) May 5, 2014 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”), announced financial results for the first quarter of 2014.  PlainsCapital, through its operating subsidiaries PlainsCapital Bank (the “Bank”), PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services, respectively.  Hilltop’s insurance subsidiary, National Lloyds Corporation (“NLC”), provides property and casualty insurance.

Hilltop produced income to common stockholders of $23.8 million, or $0.26 per diluted share, for the first quarter of 2014, compared to $32.4 million, or $0.39 per diluted share, for the first quarter of 2013. Hilltop’s annualized return on average assets and return on average equity for the first quarter of 2014 were 1.14% and 7.65%, respectively. The return on average assets and return on average equity for the first quarter of 2013 were 1.87% and 11.46%, respectively.

“Hilltop was able to achieve good results in the first quarter, even as we work through costs of the First National Bank integration and continue to face market pressures in our mortgage and financial advisory businesses. The Bank organically grew its loan portfolio, while favorably resolving problem assets acquired in the FNB Transaction. Origination volume of our mortgage segment was stronger than industry trends, and our insurance segment produced impressive results as we start to see the effects of initiatives put in place in the second half of 2013.” said Jeremy Ford, CEO of Hilltop.

“We also continue to be excited about our proposed acquisition of SWS and the ability to combine its respected employees and customers with our strong platform. This transaction is part of our focused strategy to build a premier Texas-based bank and prominent diversified financial services company.”

First Quarter 2014 Highlights for Hilltop:

•                  Hilltop’s total assets increased to $9.0 billion at March 31, 2014, compared to $8.9 billion at December 31, 2013;

•                  Total stockholders’ equity increased by $43.3 million from December 31, 2013 to $1.4 billion at March 31, 2014;

•                  Non-covered loans(1) held for investment, net of allowance for loan losses, increased by 3.8% to $3.6 billion, and covered loans(1), net of allowance for loan losses, decreased by 9.5% to $909.8 million from December 31, 2013 to March 31, 2014;

•                  Loans held for sale decreased by 18.5% to $887.2 million, from December 31, 2013 to March 31, 2014;

•                  Total deposits decreased by $59.7 million from December 31, 2013 to $6.7 billion at March 31, 2014;

•                  Hilltop was well-capitalized with a Tier 1 Leverage Ratio(2) of 13.12% and Total Capital Ratio of 19.32% at March 31, 2014; and

•                  Hilltop continues to retain approximately $157 million of freely usable cash, as well as excess capital at our subsidiaries, at March 31, 2014.

(1)  “Covered loans” refers to loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

(2)  Based on the end of period Tier 1 capital divided by total average assets during the first quarter of 2014 excluding goodwill and intangible assets.

For the first quarter of 2014, consolidated taxable equivalent net interest income was $86.0 million compared with $67.9 million in the first quarter of 2013, a 26.7% increase primarily due to the inclusion of operations acquired in the FNB Transaction. The consolidated taxable equivalent net interest margin was 4.62% for the first quarter of 2014, a ten basis point increase from 4.52% in the fourth quarter of 2013.  During the first quarter of 2014, the consolidated taxable equivalent net interest margin was impacted by accretion of discount on loans of $18.0 million, amortization of premium on acquired securities of $1.0 million and amortization of premium on acquired time deposits of $2.5 million.

For the first quarter of 2014, noninterest income was $170.1 million compared to $213.3 million in the first quarter of 2013, a 20.2% decrease. The decline was driven mainly by lower mortgage origination volumes, offset by growth in net insurance premiums earned and other noninterest income. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees declined $55.0 million from the first quarter of 2013 to $91.5 million in the first quarter of 2014. Mortgage loan originations totaled $1.9 billion in the first quarter of 2014, versus $3.0 billion in the first quarter of 2013, due to rising interest rates and the resulting drop-off in refinancing volume. Net insurance premiums earned increased to $40.3 million in the first quarter of 2014 from $37.5 million in the first quarter of 2013, which was primarily attributable to volume and rate increases in our core homeowners and mobile home products. Advisory fees and commissions from our financial advisory segment were $21.3 million in the first quarter of 2014 compared to $22.0 million in the first quarter of 2013, as depressed municipal bond volume and prolonged low short term interest rates continue to pressure advisory fees and fixed income sales.

For the first quarter of 2014, noninterest expense was $212.6 million compared to $215.0 million in the first quarter of 2013, a 1.1% decrease. Employees’ compensation and benefits declined $9.8 million, or 8.4%, to $106.4 million in the first quarter of 2014, primarily due to lower variable compensation tied to mortgage origination volume, offset by the addition of FNB compensation expense. Reductions in staff were carried out at the bank as part of the FNB integration in late first quarter 2014; such reductions resulted in $801.6 thousand of severance and are expected to reduce compensation by $2.7 million on an annualized basis. Loss and loss adjustment expenses declined to $18.3 million in the first quarter of 2014 from $21.2 million in the first quarter of 2013. This was driven by improvement in the claims loss experience and our exposure management initiatives. Primarily due to the FNB Transaction, occupancy and equipment expense increased by $6.9 million from the first quarter of 2013 to $26.3 million in the first quarter of 2014, and other noninterest expense increased to $49.8 million in the first quarter of 2014 from $47.4 million in the first quarter of 2013. Amortization of identifiable intangibles from purchase accounting was $2.6 million for the first quarter of 2014.

For the first quarter of 2014, the provision for loan losses was $3.2 million, compared to $13.0 million for the first quarter of 2013. The first quarter of 2014 provision included provisions for loan losses related to newly originated loans and acquired loans without credit impairment at acquisition of $1.3 million and purchased credit impaired (“PCI”) loans of $1.9 million. Net recoveries on non-covered loans for the first quarter of 2014 were $16 thousand, and the allowance for non-covered loan losses was $34.6 million, or 0.95% of total non-covered loans at March 31, 2014. Non-covered, non-performing assets at March 31, 2014 were $29.0 million, or 0.32% of total assets, compared to $28.2 million, or 0.32% of total assets, at December 31, 2013.

SWS Group Transaction

On March 31, 2014, Hilltop entered into a definitive merger agreement with SWS Group, Inc. (“SWS”) providing for the merger of SWS with and into a wholly owned subsidiary of Hilltop formed for the purpose of facilitating this transaction. SWS stockholders will receive per share consideration of 0.2496 shares of Hilltop common stock and $1.94 of cash, equating to $7.88 per share based on Hilltop’s closing price on March 31, 2014. The Company intends to fund the cash portion of the consideration through available cash. The merger is subject to customary closing conditions, including regulatory approvals and approval of the stockholders of SWS, and is expected to be completed prior to the end of 2014.

Condensed Balance Sheet	March 31,	December 31,	September 30,	June 30,	March 31,
($000s)	2014	2013	2013	2013	2013
Cash and due from banks	889,950	713,099	976,188	596,351	588,838
Securities	1,329,690	1,261,989	1,322,635	1,106,379	1,207,274
Loans held for sale	887,200	1,089,039	1,046,801	1,412,960	1,242,322
Non-covered loans, net of unearned income	3,646,946	3,514,646	3,310,224	3,253,001	3,248,367
Allowance for non-covered loan losses	(34,645)	(33,241)	(33,180)	(26,237)	(16,637)
Non-covered loans, net	3,612,301	3,481,405	3,277,044	3,226,764	3,231,730
Covered loans, net of allowance for loan losses	909,783	1,005,308	1,096,590	—	—
Covered other real estate owned	152,310	142,833	119,670	—	—
FDIC indemnification asset	188,736	188,291	190,041	—	—
Premises and equipment, net	202,155	200,706	187,857	110,937	111,894
Other assets	861,307	821,452	876,766	949,412	834,852
Total assets	9,033,432	8,904,122	9,093,592	7,402,803	7,216,910

Deposits	6,663,176	6,722,918	6,936,162	4,496,469	4,758,438
Short-term borrowings	491,406	342,087	305,297	1,003,804	576,730
Notes payable	55,465	56,327	140,111	139,938	140,747
Other liabilities	468,172	470,868	505,669	590,792	562,410
Total liabilities	7,678,219	7,592,200	7,887,239	6,231,003	6,038,325
Total Hilltop stockholders’ equity	1,354,497	1,311,141	1,205,475	1,170,895	1,177,809
Noncontrolling interest	716	781	878	905	776
Total liabilities & stockholders’ equity	9,033,432	8,904,122	9,093,592	7,402,803	7,216,910

	Three Months Ended
Condensed Income Statement	March 31,	December 31,	September 30,	June 30,	March 31,
($000s)	2014	2013	2013	2013	2013
Interest income	91,828	98,601	79,702	76,168	74,604
Interest expense	6,407	10,002	7,786	7,743	7,343
Net interest income	85,421	88,599	71,916	68,425	67,261
Provision for loan losses	3,242	2,206	10,658	11,289	13,005
Net interest income after provision for loan losses	82,179	86,393	61,258	57,136	54,256
Noninterest income	170,100	182,479	215,095	239,233	213,278
Noninterest expense	212,629	219,752	216,592	260,400	214,991
Income before income taxes	39,650	49,120	59,761	35,969	52,543
Income tax expense	14,354	18,090	20,115	13,309	19,170
Net income	25,296	31,030	39,646	22,660	33,373
Less: Net income attributable to noncontrolling interest	110	160	339	568	300
Income attributable to Hilltop	25,186	30,870	39,307	22,092	33,073
Dividends on preferred stock	1,426	1,342	1,133	1,149	703
Income applicable to Hilltop common stockholders	23,760	29,528	38,174	20,943	32,370

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Selected Financial Data	2014	2013	2013	2013	2013
Return on average stockholders’ equity	7.65%	9.31%	12.64%	7.29%	11.46%
Return on average assets	1.14%	1.31%	2.05%	1.24%	1.87%
Net interest margin (taxable equivalent)	4.62%	4.52%	4.46%	4.33%	4.35%
Earnings per common share ($):
Basic	0.26	0.34	0.45	0.25	0.39
Diluted	0.26	0.34	0.43	0.24	0.39
Weighted average shares outstanding (000’s):
Basic	89,707	87,027	83,493	83,490	83,487
Diluted	90,585	87,871	90,460	90,294	83,743
Book value per share ($)	13.76	13.27	13.00	12.59	12.74
Shares outstanding (000’s)	90,178	90,176	83,959	83,956	83,487

	March 31,	December 31,	September 30,	June 30,	March 31,
Capital Ratios	2014	2013	2013	2013	2013

Tier 1 capital (to average quarterly assets):
Bank	9.53%	9.29%	11.05%	9.74%	9.22%
Hilltop	13.12%	12.81%	13.96%	13.66%	13.39%
Tier 1 capital (to risk-weighted assets):
Bank	13.47%	13.38%	12.76%	12.77%	12.21%
Hilltop	18.66%	18.53%	16.56%	18.35%	18.21%
Total capital (to risk-weighted assets):
Bank	14.14%	14.00%	13.36%	13.35%	12.59%
Hilltop	19.32%	19.13%	17.14%	18.90%	18.58%

	Three Months Ended			Three Months Ended
	March 31, 2014			March 31, 2013
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross (1)	$5,068,892	$79,744	6.29%	$4,207,871	$64,886	6.17%
Investment securities - taxable	1,122,241	7,588	2.71%	900,422	5,863	2.64%
Investment securities - non-taxable (2)	183,143	1,861	4.06%	218,343	2,024	3.71%
Federal funds sold and securities purchased under agreements to resell	26,336	19	0.29%	10,195	21	0.84%
Interest-bearing deposits in other financial institutions	966,921	595	0.25%	747,242	333	0.25%
Other	188,276	2,640	5.67%	154,560	2,105	5.52%
Interest-earning assets, gross	7,555,809	92,447	4.90%	6,238,633	75,232	4.84%
Allowance for loan losses	(36,861)			(6,776)
Interest-earning assets, net	7,518,948			6,231,857
Noninterest-earning assets	1,432,519			882,998
Total assets	$8,951,467			$7,114,855

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,949,212	$3,759	0.31%	$3,558,091	$3,450	0.39%
Notes payable and other borrowings	664,072	2,648	1.60%	850,418	3,893	1.85%
Total interest-bearing liabilities	5,613,284	6,407	0.46%	4,408,509	7,343	0.67%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,721,403			1,190,779
Other liabilities	285,121			356,538
Total liabilities	7,619,808			5,955,826
Stockholders’ equity	1,331,243			1,158,292
Noncontrolling interest	416			737
Total liabilities and stockholders’ equity	$8,951,467			$7,114,855

Net interest income(2)		$86,040			$67,889
Net interest spread(2)			4.44%			4.17%
Net interest margin(2)			4.62%			4.35%

(1) Average balance includes non-accrual loans.

(2) Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.6 million and $0.7 million for the three months ended March 31, 2014 and 2013, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Tuesday, May 6, 2014. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss results for the first quarter of 2014. Interested parties can access the conference call by dialing 1-888-317-6016 (domestic) or 1-412-317-6016 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings Inc. is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop Holdings’ other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At March 31, 2014, Hilltop employed approximately 4,450 people and operated approximately 400 locations in 43 states. Hilltop Holdings common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, Hilltop will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of SWS that also constitutes a prospectus of Hilltop and other relevant documents regarding the proposed transaction.  The definitive proxy statement/prospectus will be mailed to stockholders of SWS.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  You may obtain a free copy of the proxy statement/prospectus (when it becomes available) and other relevant documents filed by Hilltop or SWS with the SEC at the SEC’s website at www.sec.gov.  Copies of the documents filed by Hilltop with the SEC will be available free of charge on Hilltop’s website at www.hilltop-holdings.com or by contacting Investor Relations at 214-252-4029.

Hilltop and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  You can find information about Hilltop’s executive officers and directors in Hilltop’s most recent proxy statement, which was filed with the SEC on May 2, 2014.  Additional information regarding the interests of such persons will be included in the proxy statement/prospectus and other relevant documents filed with the SEC when they become available.  Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.  You may obtain free copies of these documents from Hilltop using the sources indicated above.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about acquisitions, future financial and operating results, our plans, objectives, expectations and intentions and other statements that are not historical facts, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “probable,” “projects,” “seeks,” “should,” “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks related to our pending acquisition of SWS Group, Inc. (ii) risks associated with merger and acquisition integration; (iii) our ability to estimate loan losses; (iv) changes in the default rate of our loans; (v) risks associated with concentration in real estate related loans; (vi) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the Federal Deposit Insurance Corporation; (vii) changes in general economic, market and business conditions in areas or markets where we compete; (viii) severe catastrophic events in our geographic area; (ix) changes in the interest rate environment; (x) cost and availability of capital; (xi) changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xii) our ability to use net operating loss carry forwards to reduce future tax payments; (xiii) approval of new, or changes in, accounting policies and practices; (xiv) changes in key management; (xv) competition in our banking, mortgage origination, financial advisory and insurance segments from other banks and financial institutions, as well as insurance companies, mortgage bankers, investment banking and financial advisory firms, asset-based non-bank lenders and government agencies; (xvi) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; (xvii) our ability to use excess cash in an effective manner, including the execution of successful acquisitions; and (xviii) our participation in governmental programs, including the Small Business Lending Fund. For further discussion of such factors, see the risk factors described in the Hilltop Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the three months ended March 31, 2014, and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.